BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$1,750,000,000

1.500% SENIOR NOTES, DUE OCTOBER 2015

FINAL TERM SHEET

Dated October 5, 2012

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)

Title of the Series:	1.500% Senior Notes, due October 2015

Aggregate Principal Amount Initially Being Issued:	$1,750,000,000

Issue Price:	99.950%

Trade Date:	October 4, 2012

Settlement Date:	October 10, 2012 (T+3)

Maturity Date:	October 9, 2015

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	30/360

Interest Rate:	1.500% per annum

Interest Payment Dates:	April 9 and October 9 of each year, beginning April 9, 2013, subject to following business day convention (unadjusted).

Interest Periods:	Semi-annual

Treasury Benchmark:	3 year U.S. Treasury, due September 15, 2015

Treasury Yield:	0.317%

Treasury Benchmark Price:	99-25 3/4

Spread to Treasury Benchmark:	+120bps

Reoffer Yield:	1.517%

Optional Redemption:	None

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Banca IMI S.p.A., BMO Capital Markets Corp., ING Financial Markets LLC, Mizuho Securities USA Inc., PNC Capital Markets LLC, RBS Securities Inc., Santander Investment Securities Inc., Scotia Capital (USA) Inc., Standard Chartered Bank, UBS Securities LLC

Junior Co-Managers:	CastleOak Securities, L.P., Mischler Financial Group, Inc.

CUSIP:	06051GER6

ISIN:	US06051GER65

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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